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                           GEMPLUS INTERNATIONAL S.A.
                                 (the "Company")
                                 Societe Anonyme
                          Aerogolf Center - Building A
                                 Route de Treves
                              L-2634 SENNINGERGERG
                             RC Luxembourg B 73 145

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                               STATUTS COORDONNES
                            a la date du 20 juin 2001
                        UPDATED ARTICLES OF INCORPORATION
                          as at the 20th of June, 2001

           Societe anonyme de droit luxembourgeois constituee sous la denomination MARS.SUN SARL, suivant acte du notaire Gerard LECUIT, de residence a Hesperange, en date du 6 decembre 1999, publie au Memorial, Recueil C numero 120 du 4 fevrier 2000;

           dont les statuts furent modifies:

           - suivant acte dudit notaire Gerard LECUIT, en date du 10 janvier 2000, la societe a ete transformee en societe anonyme suivant acte dudit notaire Gerard LECUIT, en date du 1er fevrier 2000, dont les statuts furent modifies:

-   suivant acte dudit notaire Gerard LECUIT, en date du 18 fevrier 2000,
-   suivant acte dudit notaire Gerard LECUIT, en date du 18 mai 2000,
-   suivant acte dudit notaire Gerard LECUIT, en date du 29 mai 2000,
-   suivant acte dudit notaire Gerard LECUIT, en date du 31 mai 2000,
-   suivant acte dudit notaire Gerard LECUIT, en date du 21 juin 2000,
-   suivant acte de Maitre Joseph ELVINGER, en date du 19 juillet 2000;
-   suivant acte de Maitre Joseph ELVINGER, en date du 25 aout 2000.
-   suivant acte de Maitre Joseph ELVINGER, en date du 28 septembre 2000.
-   suivant acte de Maitre Joseph ELVINGER, en date du 10 novembre 2000.
-   suivant acte de Maitre Joseph ELVINGER, en date du 28 novembre 2000.
-   suivant acte de Maitre Joseph ELVINGER, en date du 5 decembre 2000.
-   suivant acte de Maitre Joseph ELVINGER, en date du 13 decembre 2000.
-   suivant acte de Maitre Joseph ELVINGER, en date du 19 decembre 2000.
-   suivant acte de Maitre Joseph ELVINGER, en date du 14 fevrier 2001.
-   suivant acte de Maitre Joseph ELVINGER, en date du 20 fevrier 2001.
-   suivant acte de Maitre Joseph ELVINGER, en date du 13 mars 2001.
-   suivant acte de Maitre Joseph ELVINGER, en date du 12 avril 2001.
-   suivant acte de Maitre Joseph ELVINGER, en date du 20 juin 2001.

                                 ENGLISH VERSION


                            ARTICLES OF INCORPORATION

         I. Name, Duration, Object, Registered Office Article 1.- There is hereby formed a Corporation in the form of a societe anonyme, under the name of "GEMPLUS INTERNATIONAL S.A."

         Article 2.- The Corporation is established for an unlimited duration.

         Article 3.- The object of the Corporation shall be:

         to manufacture and trade in all types of electrical, electronic, or mechanical goods or equipment and in software and software services;

         to purchase, manufacture and sell all products, components and materials which may be used in the context of the above-mentioned activities;

         to provide all services and act as general contractor for all projects relating to or in connection with the above-mentioned activities; and

         to perform research and scientific and technical studies on, to apply for, acquire, develop and license, all patents, licenses, inventions, processes, brands, and models that may have a connection with the Corporation's purpose.

         The Corporation may also carry out all transactions pertaining directly or indirectly to the acquiring of participating interests in any enterprises in whatever form and the administration, management, control and development of those participating interests.

         In particular, the Corporation may use its funds for the establishment, management, development and disposal of a portfolio consisting of any securities and other financial investments and patents and other intellectual property rights of whatever origin, and participate in the creation, development and control of any enterprise, the acquisition, by way of investment, subscription, underwriting or option, of securities and other financial investments and patents and other intellectual property rights. The Corporation may also sell, transfer, exchange or otherwise develop such securities and other financial investments and patents and other intellectual property rights and grant to other companies or enterprises or natural persons any support, loans, advances or guarantees.

         The Corporation may also carry out any commercial, industrial or financial operations, any transactions in respect of real estate or movable property, which the Corporation may deem useful to the accomplishment of its purposes.

         Article 4.- The registered office of the Corporation is established in Senningerberg. Branches or other offices may be established either in Luxembourg or abroad by resolution of the board of directors.

         In the event that the board of directors determines that extraordinary political, economic or social developments have occurred or are imminent, that would interfere with the normal activities of the Corporation at its registered office or with the ease of communication between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these abnormal circumstances; such temporary measures shall have no effect on the nationality of the Corporation which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg Corporation.

                            II. Share Capital, Shares
         Article 5.-

         5.1. The subscribed capital is set at one hundred and twenty six million five hundred and seventy-three thousand five hundred and forty nine point four Euro (Euro 126,573,549.4) consisting of six hundred and thirty-two million eight hundred and sixty seven thousand seven hundred and forty seven (632,867,747) shares in registered form without nominal value.

         5.2. The authorised capital is fixed at four hundred million Euro (Euro 400,000,000) consisting of two billion (2,000,000,000) shares, of no nominal value.

         Out of the authorised share capital the board of directors is authorised to issue further shares up to the total authorised share capital in whole or in part from time to time with or without reserving any pre-emptive subscription rights for existing shareholders and as it may in its discretion determine within a period expiring (x) for issues of shares reserved pursuant to items (i) to (iv) in 5.2.1. below, on the fifth anniversary after the date of publication of the minutes of the extraordinary general meeting held on 10th November 2000 (y) for issues of shares reserved pursuant to item (v) in 5.2.1. below as set out therein and (z) for any other issues of shares pursuant to
5.2.2. hereunder on the third anniversary after such date (each time subject to extensions) and to determine the conditions of any such subscription (provided that part of the authorised capital is reserved as described below).

         5.2.1. Out of the authorised share capital the following items (i) to
(v) shall be reserved with no preemption rights for:

         (i) the issue of a maximum of twenty million (20,000,000) shares in exchange at a ratio of fifty (50) new shares in the Corporation for one (1) share of classes A, B or C of Gemplus S.A., a company incorporated under the laws of the Republic of France, registered in Marseille, under the number 349711200 ;

         (ii) the issue of a maximum of fifty-six million eight hundred forty-five thousand and seven hundred (56,845,700) shares either in exchange at a ratio of fifty (50) new shares of the Corporation for one share of Gemplus S.A. to be issued under any of the Gemplus S.A. stock option plans in existence on 1st February 2000 or before or with respect to options to be issued by the Company to subscribe for shares in the Company upon terms identical to those existing for options issued under any of the Gemplus S.A. stock option plans in existence on 1st February, 2000 or before, against surrender or exchange of, or renunciation to, such latter stock options in the same amounts on an adjusted basis (subject to the applicable ratio);

         (iii) the issue of a maximum of fifty million (50,000,000) shares with respect to the options granted to the employees or officers of the Gemplus group (including any subsidiaries or affiliates of the Corporation) in accordance with the stock option plan as from time to time determined by the board of directors subject to such further conditions as may be imposed by the general meeting of shareholders;

         (iv) the issue of a total number of a maximum of up to sixty million (60,000,000) shares without nominal value to senior management, board members and/or executives throughout the Gemplus Group either (a) by way of stock options, the terms and conditions thereof and/or relating thereto to be determined by the board of directors in its sole discretion, and/or (b) except in the case of board members, by way of free shares, the Corporation transferring, upon the issue of such free shares, an amount equivalent to the accounting par of such shares from its realised profits or distributable reserves to its share capital; and

         (v) the issue of a total number of a maximum of up to thirty million (30,000,000) shares without nominal value in relation to public offering(s) of shares to take place prior to 5th December, 2005.

         5.2.2. Notwithstanding the foregoing it is specified that any other issues of shares within the authorised share capital may be made with or without reserving to the existing shareholders a preferential subscription right as determined by the board of directors.

         5.3. A capital increase within the limits of the authorised capital shall be recorded by a notarial deed, prepared at the request of the board of directors against presentation of the documents providing for the share subscriptions and payment therefor.

         5.4. The authorised and the subscribed capital of the Corporation may be increased or reduced by a resolution of the shareholders adopted in the manner required for amendment of these Articles of Incorporation.

         5.5. The Corporation may, to the extent and under terms permitted by law, redeem its own shares.

         Article 6.- The shares of the Corporation may be in registered form only. Share certificates will be issued for shares in such denominations as the board of directors shall prescribe. The share certificates shall be in such form and shall bear such legends and such identification number as shall be determined by the board of Directors. The share certificates shall be signed manually or by facsimile by one director and the secretary of the Corporation. The board of directors may provide for compulsory authentication of the share certificates by the Registrar(s).

         All shares in the Corporation shall be registered in the register(s) of shareholders which shall be kept by the persons designated therefor by the Corporation and such register(s) of shareholders shall contain the name of each holder of shares, his residence and/or elected domicile and the number of shares held by him. A transfer of shares shall be carried out by means of a declaration of transfer entered in the said register, dated and signed by the transferor and the transferee or by their duly authorised representatives. The Corporation may accept and enter in the register a transfer on the basis of correspondence or other documents recording the agreement between the transferor and the transferee.

         The Corporation may appoint registrars in different jurisdictions who will each maintain a separate register for the shares entered therein and the holders of shares may elect to be entered in one of the registers and to be transferred from time to time from one register to another register. Such separate registers are open for inspection. The board of directors may however restrict the ability to transfer shares that are registered, listed quoted, dealt in, or have been placed in certain jurisdictions. The transfer to the register kept at the registered office in Luxembourg may always be requested.

         Unless otherwise notified shareholders shall be registered directly in the register of shareholders held at the registered office of the Corporation.

         A register of registered shares will be kept at the registered office of the Corporation, where it will be available for inspection by any shareholder. Ownership of registered shares will be established by inscription in the said register.

         If a share certificate in respect of a registered share is damaged or defaced or alleged to have been lost or destroyed, a new registered share certificate may be issued to the holder upon request subject to delivery up of the old certificate or (if alleged to have been lost or destroyed) compliance which such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Corporation in connection with the request as the board may think fit.

         In the event that a holder of shares does not provide an address to which all notices or announcements from the Corporation may be sent, the Corporation may permit a notice to this effect to be entered into the register(s) of shareholders and such holder's address will be deemed to be at the registered office of the Corporation or such other address as may be so entered by the Corporation from time to time, until a different address shall be provided to the Corporation by such holder. The holder may, at any time, change his address as entered in the register(s) of shareholders by means of written notification to the Registrar. The Corporation will recognise only one holder per share; in case a share is held by more than one person, the persons claiming ownership of the share will have to name a single proxy to represent the share vis-a-vis the Corporation. The Corporation has the right to suspend the exercise of all rights attached to that share until one person has been so appointed.

         Anyone who acquires or disposes of shares (or other securities representing the Corporation's shares such as, but without limitation, American Depositary Shares or Global Depositary Shares) in the Corporation as a result of which the proportion of voting rights held by that person reaches or exceeds 2 percent or any integral multiple thereof of the total voting rights existing at the time of the relevant acquisition or disposition shall notify the Corporation within a period of 8 days of the proportion of voting rights such holder holds following the relevant acquisition or disposal. The conditions for determining the voting rights held by a holder shall be those set out in the law of 4th December, 1992 on the information to be published when a major holding in listed companies is acquired or disposed of.

         In event that a shareholder meets one of the above thresholds but fails to notify the Corporation thereof, the Corporation may suspend any rights attached to the shares held by such shareholder including but not limited to the voting rights and dividend rights attached thereto until such declaration shall have been made or until the Corporation shall receive satisfactory evidence that no such declaration is due.

                      III. General meetings of shareholders

         Article 7.- Any regularly constituted meeting of shareholders of the Corporation shall represent the entire body of shareholders of the Corporation. It shall have the broadest powers to order, carry out or ratify acts relating to the operations of the Corporation.

         The general meeting is convened by the board of directors. It may also be convened at the request of shareholders representing at least 20% of the Corporation's share capital or by the chairman or any vice-chairman of the board of directors. In case at least 20% of the shareholders request to hold a general meeting, the board of directors shall be obliged to convene a meeting so that it is held within one month.

         Any notice of a general meeting shall be published if and as required by applicable law or stock exchange regulation and shall be sent to all registered shareholders by mail (or registered mail in case no publication is made in accordance with Luxembourg law) at least 20 days before the meeting. Notice shall be deemed to have been given when deposited in the mail as aforesaid. To the extent no publication is required by applicable law or stock exchange regulation, any notice of a general meeting shall be published in one Luxembourg Newspaper.

         Article 8.- The annual general meeting of shareholders shall be held at the registered office of the Corporation, or at such other place in Luxembourg as may be specified in the notice of meeting, on the third Wednesday in April at
11.00 a.m. If such day is a legal holiday in the Grand-Duchy of Luxembourg the annual general meeting shall be held on the next following business day. Other meetings of shareholders may be held at such place and time as may be specified in the respective notices of meeting. Resolutions at a meeting of shareholders duly convened will be passed by a simple majority of those present or represented. Each share is entitled to one vote. A shareholder may act at any meeting of shareholders by appointing another person as his proxy in writing, cable, telegram, telex or telefax. The board of directors may determine any other conditions that must be fulfilled by shareholders for them to take part in any meeting of shareholders including, without limiting the generality of the foregoing, the record date for determining the shareholders entitled to receive notice of the general meeting. Unless otherwise decided by the board of directors the record date for admission to the shareholders' meeting shall be ten business days in Luxembourg before the general meeting of shareholders and proxies will have to be deposited at the registered office of the Corporation or such other place as may be specified in the notice of the meeting according to the conditions set by the Corporation.

         There shall be three or more officers supervising the proceedings of any General Meeting, namely the chairman of the meeting, the secretary of the meeting and one or more scrutineers.

         The chairman of the board, failing whom, the vice-chairman, failing whom the secretary of the Corporation shall preside as chairman at every general meeting, or if, at any general meeting neither the chairman nor the vice-chairman nor the secretary are present within 15 minutes after the time appointed for holding such meeting, those present or represented and entitled to vote shall choose one of their number or some other person to be chairman.

         The secretary of the Corporation shall act as secretary of the meeting or if at any general meeting the secretary of the Corporation be not present within 15 minutes after the time appointed for holding such meeting, the chairman of the meeting shall designate a director as secretary of the meeting, and if no director is present, the chairman of the meeting shall choose any person present as secretary.

         The meeting shall designate any other person or persons present as scrutineer.

         At any time before the close of any general meeting the board may adjourn the meeting for four weeks, and it shall do so if requested by shareholders holding shares representing at least one-fifth of the outstanding issued capital. An adjournment shall annul any decision taken. At any reconvened general meeting the board may refuse any request for any second adjournment under this article.

         Only an extraordinary general meeting of shareholders may amend any provisions of the articles of incorporation. The nationality of the Corporation may only be changed and the commitments of its shareholders may be only be increased, with the unanimous consent of the shareholders.

         An extraordinary general meeting called to amend the articles of incorporation shall not validly deliberate unless at least one-half of the capital is present or represented and the agenda describes the proposed amendments to the articles of incorporation and, where applicable, the text of those amendments which concern the object or the form of the Corporation. The full text of such amendments will be available upon request at the registered office of the Company before the meeting. If half of the capital is not present or represented, a second meeting with the same agenda may be convened by the board of directors in accordance with applicable law and regulations. The second meeting shall validly deliberate regardless of the proportion of the capital represented. The resolutions at both meetings may only be adopted by at least two-thirds of the votes of the shareholders present or represented.

                             IV. Board of Directors

         Article 9.- The Corporation shall be managed by a board of directors composed of no less than three (3) members who need not be shareholders. The directors shall be appointed by the general meeting of shareholders.

         The chairman of the meeting shall introduce to the shareholders the candidates for election to the board of directors. The shareholders shall vote on each candidate individually.

         Each shareholder shall (in respect of the election of all directors to be elected) be entitled to as many votes as shall equal the number of shares held by him multiplied by the number of directors to be elected. Each shareholder may cast all of such votes for a single candidate or may distribute them among the number to be voted for or for any two or more of the candidate directors as such shareholder may see fit.

         Those candidates who receive the highest number of votes shall be elected to the board of directors, within the limit of the total number of directors to be appointed, as determined by the shareholders.

         Shareholders voting by proxy will be informed on the proxy of the number of vacant seats for which directors are proposed for election allowing them to determine the number of votes to which they are entitled to.

               To the extent that at the shareholders meeting it is decided to fill additional seats or less seats than proposed, the votes cast by those shareholders voting by proxy shall be increased or decreased, respectively, on a prorata basis among those candidates for which they have voted for.

         If less than the number of directors as determined by the proposed resolution presented to the shareholders are elected, or, in case of equality of votes given to candidates for one seat, one or more new rounds of elections pursuant to the above principles shall be organised as determined by the board of directors subject to the final decision by the shareholders.

         The term of office of a director may not exceed three years, provided that the directors shall hold office until their successors are elected. The age limit of directors is seventy (70) years. Any director may be removed at any time with or without cause by the general meeting of shareholders by a simple majority vote of the shareholders present or represented. In the event of a vacancy in the office of a director because of death, retirement or otherwise, this vacancy may be filled on a temporary basis until the next meeting of shareholders, by observing the applicable legal prescriptions. Any director is eligible for reelection.

               Article 10.- The board of directors shall choose from among its members a chairman, who will not have a casting vote, and shall choose one or more vice-chairmen. It may also choose a secretary, who need not be a director and who shall be responsible for keeping the minutes of the meetings of the board of directors. The board of directors shall meet upon call by the chairman or by a vice-chairman at the place indicated in the notice of meeting.

         The chairman shall preside at all meetings of the board of directors, but in his absence the board of directors may appoint a chairman pro tempore by vote of the majority present at any such meeting.

         Any director may act at any meeting of the board of directors by appointing another director in writing or by telefax or by e-mail with digital signature.

         A director may represent more than one of his colleagues.

         Any director may participate in any meeting of the board of directors by conference-call or by other similar means of communication allowing all the persons taking part in the meeting to hear one another and to communicate with one another. A meeting may also be held by conference call only. The participation in a meeting by these means is equivalent to a participation in person at such meeting.

         The board of directors may, unanimously, pass resolutions on one or several similar documents by circular means when expressing its approval in writing, by cable, telegram, telex or facsimile or any other similar means of communication. The entirety will form the minutes giving evidence of the resolution.

         The board of directors can deliberate and act validly by the vote of a majority of the members of the board of directors present or represented at the relevant meeting provided that any meeting of the board of directors shall be called with at least seven (7) days prior written notice, unless corporate affairs require a shorter notice period (down to 24 hours), in which case the urgency shall be duly described in the convening notice. The convening notice may be waived by the unanimous consent given orally, in writing or by fax, cable, telegram, email or telex of all directors. Separate notice shall not be required for individual meetings held at times and places prescribed in a schedule previously adopted by resolution of the board of directors.

         Except as otherwise agreed by unanimous consent of the members of the board of directors present or represented at a duly called meeting, no binding action may be taken on an item which did not appear on the agenda attached to the notice of the meeting.

         The board of directors will conduct appropriate reviews of all related party transactions on an on-going basis and the audit committee will review potential conflict of interest situations and will submit recommendations to the board of directors as appropriate.

         In case of a conflict of interests of a director, it being understood that the mere fact that the director serves as a director of a corporation belonging to the same group of companies as the Corporation shall not constitute a conflict of interests, he must inform the board of directors of such conflict and may not take part in the deliberation and the vote but he will be counted for the quorum.

         Any director having an interest in a matter submitted for approval to the board of directors conflicting with that of the Corporation, shall be obliged to inform the board thereof and to cause a record of his statement to be included in the minutes of the meeting. He may not take part in the deliberations of such matter. At the following general meeting, before any other resolution to be voted on, a special report shall be made on any transactions in which any of the directors may have an interest conflicting with that of the Corporation.

         Article 11.- The minutes of any meeting of the board of directors shall be approved by the next meeting of the board of directors and signed by any two directors or the chairman and the secretary of the Corporation, if any. Copies or extracts of such minutes which may be produced in judicial proceedings or otherwise shall be signed by the chairman, any two directors or the secretary.

         Article 12.- The board of directors is vested with the broadest powers to perform all acts of administration and disposition in the Corporation's interests. All powers not expressly reserved by law or by these Articles to the general meeting of shareholders fall within the competence of the board of directors.
         According to article 60 of the law of August 10, 1915 on commercial companies, as amended, the daily management of the Corporation as well as the representation of the Corporation in relation with this management may be delegated to one or more persons, who need not be directors.

         The board of directors may in addition create from time to time one or several committees composed of directors and other persons and to which it may delegate powers and roles as appropriate. The board may in particular to create a body (the "executive committee") to which it may delegate such power and duties as it deems fit.

         In addition the board may create a compensation committee and an audit committee. Each of these committees shall operate in accordance with internal rules and regulations to be set up by the board of directors.

         The Corporation may also grant special powers by authentic proxy or power of attorney by private instrument.

         Article 13.- The Corporation will be bound by the joint signatures of any two directors. For acts regarding the daily management of the Corporation, the Corporation will be bound by the sole signature of the administrateur delegue ("Chief Executive Officer" or "CEO") or any person or persons to whom such signatory power shall be delegated by the board of directors.

                        V. Supervision of the Corporation

         Article 14.- The operations of the Corporation shall be supervised by one or several statutory auditors who shall be reviseurs d'entreprise licensed in Luxembourg who shall be elected by the general meeting of shareholders by a simple majority vote of the shares present or represented to hold office until the close of the next following annual general meeting or any adjournment thereof or until his successor is elected, if later. The auditor shall be eligible for re-election.

         Any auditor so elected may be removed with or without cause by the general meeting of shareholders by a simple majority vote of the shares present or represented.

                          VI. Accounting year, Balance

         Article 15.- The accounting year of the Corporation shall begin on January first of each year and shall terminate on December 31st.

         Article 16.- From the annual net profits of the Corporation, five per cent (5%) shall be allocated to the reserve required by law. This allocation shall cease to be required as soon and as long as such reserve amounts to ten per cent (10%) of the subscribed capital of the Corporation as stated in article 5 hereof or as increased or reduced from time to time as provided in article 5 hereof.

         The general meeting of shareholders, upon recommendation of the board of directors, will determine how the remainder of the annual net profits will be disposed of.

         All shares will rank equally to dividend distributions.

         Interim dividends may be distributed by observing the terms and conditions foreseen by law. The general meeting may authorise the board of directors to pay dividends in any other currency from that in which the accounts or the balance sheet are drawn up and to make a final decision on the exchange rate of the dividend into the currency in which payment will actually be made.

                                VII. Liquidation

         Article 17.- In the event of dissolution of the Corporation, liquidation shall be carried out by one or several liquidators, who may be physical persons or legal entities, appointed by the meeting of shareholders effecting such dissolution and which shall determine their powers and their compensation.

                VIII. Amendment of the Articles of Incorporation

         Article 18.- These Articles of Incorporation may be amended by a resolution of the general meeting of shareholders adopted in the conditions of quorum and majority foreseen in article 67-1 of the Law of August 10, 1915 on commercial companies, as amended.

             IX. Final clause - Applicable law - Jurisdiction clause

         Article 19.- All matters not governed by these articles of incorporation shall be determined in accordance with the laws of the Grand-Duchy of Luxembourg and in particular with the law of August 10, 1915 on commercial companies, as amended.

         Article 20.- The courts of Luxembourg-City shall have exclusive jurisdiction for all matters which could arise from the present articles of incorporation.

                   PREVAILING VERSION - VERSION PREPONDERANTE

         The present Articles of Association are worded in English followed by a French translation. In case of discrepancy between the English and the French text, the English version will prevail.

         Les presents statuts sont rediges en langue anglaise suivi d'une version francaise. En cas de divergences entre le texte anglais et le texte francais, le texte anglais fera foi.

               SUIT LA TRADUCTION FRANCAISE DU TEXTE QUI PRECEDE:

                                  S T A T U T S

                       I. Nom, Duree, Objet, Siege Social

         Article 1.- Il est forme par les presents une Societe sous forme d'une societe anonyme, portant la denomination de "GEMPLUS INTERNATIONAL S.A."

         Article 2.- La Societe est constituee pour une duree illimitee.

         Article 3.- L'objet de la Societe est:

         de produire et de faire le commerce avec toutes les sortes de biens et d'equipements electriques, electroniques et mecaniques et en software et services de software;

         d'acquerir, de produire et de vendre tous les produits, composantes, et materiaux qui peuvent etre utilises dans le cadre des activites susmentionnees;

         de fournir tous les services et agir en tant qu'entreprise generale pour tous les projets relatifs ou rattaches aux activites susmentionnees; et

         d'effectuer les recherches et les etudes scientifiques et techniques, pour appliquer, acquerir, developper, et de certifier les brevets, licences, inventions, procedes, marques et modeles, qui seraient rattaches a l'objet social.

         La Societe peut egalement s'engager dans toutes les operations se rapportant directement ou indirectement a la prise de participations, sous quelque forme que ce soit, dans toute entreprise, ainsi que l'administration, la gestion, le controle et le developpement de ces prises de participations.

         La Societe pourra notamment employer ses fonds a la creation, a la gestion, a la mise en valeur et a la vente d'un portefeuille consistant en titres ou autres investissements financiers ou brevets ou autres droits intellectuels de quelque origine, et participer a la creation, a la mise en valeur et au controle de toute entreprise, l'acquisition, par voie d'apport, de souscription ou de prise ferme ou d'option d'achat sur titres ou autres investissements financiers et brevets ou autres droits intellectuels. La Societe peut aussi realiser par voie de vente, de cession, d'echange ou autrement, faire mettre en valeur ces titres ou autres investissements financiers et brevets ou autres droits intellectuels et accorder a d'autres societes ou entreprises tous concours, prets, avances ou garanties.

         La Societe peut egalement executer toutes operations commerciales, industrielles ou financieres, et toutes les operations, en relation avec les biens meubles et les biens immobiliers, qu'elle juge utile pour la realisation de son objet.

         Article 4.- Le siege social de la Societe est etabli a Senningerberg. Des succursales ou des bureaux peuvent etre etablis tant au Grand-Duche de Luxembourg qu'a l'etranger par simple decision du conseil d'administration.

         Lorsque le conseil d'administration estimerait que des evenements extraordinaires d'ordre politique, economique ou social, de nature a compromettre l'activite normale au siege social ou la communication de ce siege avec l'etranger, se presentent ou paraissent imminents, il pourra transferer provisoirement le siege social a l'etranger jusqu'a cessation complete de ces circonstances anormales; ces mesures provisoires n'auraient toutefois aucun effet sur la nationalite de la societe, laquelle, nonobstant ce transfert provisoire, restera une societe luxembourgeoise.

                          II. Capital social - Actions

         Article 5.-

         Le capital souscrit s'eleve a cent vingt six millions cinq cent soixante-seize mille cinq cent quarante-neuf virgule quatre Euro (Euro 126.573.549,4) divise en six cent trente deux millions huit cent soixante-sept mille sept cent quarante sept (632.867.747) actions nominatives sans valeur nominale.

         5.2 Le capital autorise s'eleve a quatre cents millions d'Euros (EUR 400.000.000) divise en deux milliards (2.000.000.000) d'actions sans valeur nominale.

          A l'interieur du capital autorise le conseil d'administration est autorise a emettre de nouvelles actions dans la limite du capital autorise en une ou plusieurs fois avec ou sans reserver un droit preferentiel de souscription aux actionnaires existants tel que determine de maniere discretionnaire par le conseil, pendant une periode expirant (x) pour les emissions d'actions reservees conformement aux points (i) a (iv) de 5.2.1 ci-dessous le 5e anniversaire apres la date de publication du proces verbal de l'assemblee generale extraordinaire en date du 10 novembre 2000 (y) pour toute emission d'actions reservees conformement au point (v) de 5.2.1 tel que determine en ce point 5.2.1 (v) et (z) pour toute autre emission d'actions conformement a 5.2.2 ci-dessous au 3e anniversaire apres cette date (chaque fois sous reserve d'extensions), et de determiner les conditions d'une telle souscription (etant entendu qu'une partie du capital autorise est reserve tel que decrit ci-dessous).

         5.2.1 Du capital autorise les points suivants (i) a (iv) seront reserves sans droit preferentiel de souscription a:

         (i) l'emission d'un maximum de vingt millions (20.000.000) d'actions suivant un rapport d'echange de cinquante (50) nouvelles actions de la Societe pour une (1) action des classes A, B ou C de Gemplus S.A., une societe constituee sous les lois francaises et enregistree a Marseille sous le no 349711200;

         (ii) l'emission d'un maximum de cinquante-six millions huit cent quarante-cinq mille sept cent (56.845.700) actions soit suivant un rapport d'echange de cinquante (50) nouvelles actions de la Societe pour une (1) action de Gemplus S.A. soit emises dans le cadre d'un quelconque plan d'option d'actions de Gemplus S.A. existant au 1er fevrier 2000 ou avant cette date ou en relation avec des options devant etre emises par la Societe de souscrire a des actions de la Societe en termes identiques a ceux existant pour des options emises sous l'un quelconque des plans d'options d'actions de Gemplus S.A. existant au 1er fevrier 2000 ou avant cette date, contre remise ou echange de, ou renonciation a, ces options d'actions existantes dans le meme montant sur base ajustee (tenant compte du ratio applicable)

         (iii) l'emission d'un maximum de cinquante millions (50.000.000) actions en relation avec les options emises aux employes du groupe Gemplus (y compris toute filiale ou societe affiliee a la Societe) conformement aux termes et conditions du plan d'option d'actions determine par le conseil d'administration et sous reserve d'autres conditions qui pourront etre imposees par l'assemblee generale des actionnaires; et

         (iv) l'emission d'un maximum de soixante millions (60.000.000) actions sans valeur nominale aux cadres superieurs (senior management), administrateurs et/ou aux cadres executifs (executives) du groupe Gemplus, soit (i) au moyen d'options d'actions, les termes et conditions desquels et/ou en relation avec ces options, a etre determines par le conseil d'administration de maniere discretionnaire, et/ou (ii) sauf pour les administrateurs au moyen d'actions gratuites, la Societe transferant au moment d'une emission de telles actions gratuites un montant equivalent au pair comptable de ces actions, de ses profits realises ou ses reserves disponibles de son capital social.

         (v) l'emission d'un maximum de trente millions (30.000.000) d'actions sans valeur nominale dans le cadre d'offre(s) publique(s) d'actions avant le 5 decembre 2005.

         5.2.2 Sans egard a ce qui precede il est specifie que toutes autres emissions d'actions dans le cadre du capital autorise pourront etre realisees avec ou sans reservation de droits preferentiels de souscription aux actionnaires existants tel que le conseil d'administration decidera.

         5.3 Une augmentation de capital dans les limites du capital autorise sera constate par acte notarie, prepare a la requete du conseil d'administration sur presentation des documents demontrant la souscription et le paiement.

         5.4 Le capital autorise et le capital souscrit de la Societe peuvent etre augmentes ou reduit par une decision prise par l'assemblee des actionnaires adoptee selon les modalites prevues pour la modification des Statuts.

         5.5 La Societe peut, dans la mesure permise par la loi et aux conditions prevues par la loi racheter ses propres actions.

         Article 6.- Les actions de la Societe sont uniquement nominatives. Des certificats d'actions sont emis pour les actions dans des denominations telles que prescrites par le conseil d'administration. Les certificats d'actions seront dans la forme et porteront telle legende et tel numero d'identification tel que determine par le conseil d'administration. Les certificats d'actions seront signes manuellement ou par tampon par un administrateur et le secretaire de la Societe. Le conseil d'administration peut prevoir l'authentification obligatoire des certificats d'actions par un teneur de registre.

         Toutes les actions de la Societe sont enregistrees dans un registre des actionnaires qui sera tenu par les personnes designees a cet effet par la Societe et ces registres d'actionnaires contiendront le nom de chaque detenteur d'actions, sa residence et/ou son domicile elu et le nombre d'actions qu'il detient. Un transfert d'actions s'opere par voie de declaration de transfert inscrite sur ledit registre, datee et signee par le cedant et le cessionnaire ou par leurs fondes de pouvoirs. La societe pourra accepter et inscrire sur le registre un transfert opere sur base de correspondances ou sur base d'autres documents enregistrant l'accord entre le cedant et le cessionnaire.

         La Societe pourra designer des teneurs de registre dans differentes juridictions dont chacun tiendra un registre separe pour les actions qui y seront inscrites et les detenteurs d'actions pourront demander a etre inscrits dans un des registres et d'etre transferes de temps en temps d'un registre a l'autre. Il pourra etre pris connaissance de ces registres separes. Le conseil d'administration peut cependant limiter la possibilite de transferer les actions qui sont enregistrees, cotees ou negociees ou qui auront ete placees dans certaines juridictions. Le transfert au registre tenu au siege social a Luxembourg peut toujours etre demande.

         Sauf notification contraire, les actionnaires pourront etre enregistres directement dans le registre des actionnaires tenu au siege social de la Societe.

         Un registre d'actions nominatives sera tenu au siege social de la Societe ou chaque actionnaire pourra en prendre connaissance. La propriete d'actions nominatives s'etablit par une inscription sur ledit registre.

         Lorsqu'un certificat d'actions relatif a des actions nominatives aura ete endommage, mutile ou declare comme ayant ete vole ou detruit, un nouveau certificat d'actions pourra etre emis au detenteur sur demande sous reserve de la delivrance du vieux certificat ou (dans le cas d'une perte ou destruction alleguee) de l'observation de telle condition de preuve et d'indemnisation et de paiement des depenses accessoires de la Societe en relation avec la demande telle que le conseil d'administration determinera.

         Dans le cas ou un actionnaire ne donnera pas d'adresse a laquelle les avis et annonces de la Societe pourront etre envoyes, la Societe pourra faire enregistrer ce fait par notice dans le ou les registres des actionnaires et l'adresse de cet actionnaire sera consideree comme etant le siege social de la Societe ou toute autre adresse qui pourra etre notee par la Societe de temps en temps jusqu'au moment ou une adresse differente aura ete notifiee a la Societe par l'actionnaire. L'actionnaire pourra de temps en temps changer son adresse telle qu'inscrite dans le registre des actionnaires au moyen d'une notification ecrite au teneur de registre. La Societe ne reconnaitre qu'un proprietaire par action. Si l'action est detenue par plus d'une personne, les personnes invoquant un droit sur action devront designer un mandataire unique pour presenter l'action vis-a-vis de la Societe. La Societe pourra suspendre l'exercice des droits attaches a cette action jusqu'a ce qu'une personne ait ainsi ete designee.

         Quiconque acquiert ou vend des actions (ou d'autres titres representant les actions de la Societe, telles que, mais sans restriction, American Depositary Shares ou Global Depositary Shares) dans la Societe avec la consequence que la proportion des droits de vote detenus par cette personne atteint ou excede 2 % ou un multiple integral du total des droits de vote existant au moment de l'acquisition ou de la vente concernee, devra notifier a la Societe pendant une periode de huit jours de la participation des droits de vote que cet actionnaire detient a la suite de cette acquisition ou de cette vente. Les conditions pour determiner les droits de vote detenus par un actionnaire seront celles decrites dans la loi du 4 decembre 1992 sur les informations a publier lors de l'acquisition et de la cession d'une participation importante d'une societe cotee en bourse.

         Au cas ou un actionnaire atteint une de ces limites indiquees ci-dessus mais ne le notifie pas la Societe, la Societe peut suspendre les droits attaches aux actions detenues par cet actionnaire y compris, mais sans limitation, le droit du vote et les droits de dividende y attaches jusqu'a ce qu'une declaration aura ete faite ou jusqu'au moment ou la Societe recevra la preuve satisfaisante qu'aucune declaration de devra etre faite.

                   III. Assemblees generales des Actionnaires

         Article 7.- L'assemblee des actionnaires de la Societe regulierement constituee representera tous les actionnaires de la Societe. Elle aura les pouvoirs les plus larges pour ordonner, executer ou ratifier tous les actes relatifs aux operations de la Societe. L'assemblee generale est convoquee par le conseil d'administration. Elle peut egalement etre convoquee a la requete d'actionnaires representant 20% au moins du capital social ou par le president ou par un des vice-presidents du conseil d'administration. Au cas ou au moins 20% des actionnaires requierent la tenue d'une assemblee generale, le conseil d'administration aura l'obligation de convoquer une assemblee, afin que cette derniere soit tenue dans le mois qui suit.

         Toute convocation a une assemblee generale sera publiee dans les conditions determines par la loi ou les reglementations de bourse applicables et sera envoyee a tous les actionnaire nominatifs par la Poste ou par lettre recommandee au cas ou aucune publication n'est faite conformement aux lois luxembourgeois au moins 20 jours avant l'assemblee. La convocation sera consideree comme ayant ete donnee lorsqu'elle sera deposee a la Poste tel que predecrit. Dans la mesure ou aucune publication n'est requise par les lois ou reglementations boursieres applicables une notice de convocation a l'assemblee generale sera publiee dans un journal luxembourgeois.

         Article 8.- L'assemblee generale annuelle des actionnaires se tiendra au siege social de la Societe ou a tout autre endroit a Luxembourg qui sera fixe dans l'avis de convocation, le troisieme mercredi du mois d'avril a 11.00 heures. Si ce jour est un jour ferie legal au Grand-Duche du Luxembourg, l'assemblee generale annuelle se tiendra le premier jour ouvrable qui suit. D'autres assemblees des actionnaires pourront se tenir aux heure et lieu specifies dans les avis de convocation. Les resolutions de l'assemblee des actionnaires regulierement constituee, seront adoptees a la majorite simple des votes des actionnaires presents ou representes. Toute action donne droit a une voix. Tout actionnaire pourra prendre part aux assemblees des actionnaires en designant par ecrit, par cable, telegramme, telex ou telefax une autre personne comme son mandataire. Le conseil d'administration peut determiner d'autres conditions devant etre remplies par les actionnaires afin de pouvoir prendre part a une assemblee des actionnaires y compris et sans limitation de ce qui precede la fixation d'une date de constatation pour la determination des actionnaires qui auront le droit de recevoir l'avis de convocation de l'assemblee generale. Sauf decision contraire du conseil d'administration la date de constatation pour l'admission aux assemblees generales des actionnaires sera dix jours ouvrables a Luxembourg avant l'assemblee generale des actionnaires et les procurations devront etre deposees au siege social de la Societe ou a tout autre endroit tel que specifie dans l'avis de convocation conformement aux conditions determinees par la Societe.

         Il y aura 3 ou plus d'officiers surveillant les procedures a l'assemblee generale comprenant le president de l'assemblee, le secretaire de l'assemblee et un ou plusieurs scrutateurs.

         Le president du conseil d'administration, ou a defaut le vice-president, ou a defaut le secretaire de la Societe presidera en tant que president chaque assemblee generale ou, si a l'assemblee generale, ni le president ni le vice-president, ni le secretaire ne sont presents endeans 15 minutes apres l'heure designee pour tenir l'assemblee, les actionnaires presents ou representes et ayant droit au vote choisiront un des leurs ou toute autre personne comme president.

         Le secretaire de la Societe agira en tant que secretaire de l'assemblee ou lorsque pour une assemblee le secretaire de la Societe ne sera pas present endeans 15 minutes apres l'heure determinee pour tenir l'assemblee le president de l'assemblee designera un administrateur comme secretaire de la Societe ou si aucun administrateur n'est present le president designera toute autre personne comme secretaire.

         L'assemblee choisira une ou plusieurs personnes comme scrutateurs.

         A tout moment avant la cloture de l'assemblee generale le conseil d'administration peut proroger l'assemblee a 4 semaines et le conseil d'administration le fera lorsque la demande aura ete faite par des actionnaires detenant au moins 1/5 du capital emis. Une prorogation annulera toute decision prise. Lors de l'assemblee prorogee le conseil d'administration pourra refuser toute demande pour une 2e prorogation conformement a cet article.

         Seule une assemblee generale extraordinaire des actionnaires pourra modifier les statuts dans toutes les dispositions. Neanmoins le changement de la nationalite de la societe et l'augmentation des engagements des actionnaires ne peuvent etre decides qu'avec l'accord unanime des actionnaires.

         Une assemblee generale extraordinaire des actionnaires appelee a modifier les dispositions des statuts ne delibere valablement que si la moitie au moins du capital est presente ou representee et si l'ordre du jour indique les modifications statutaires proposees, et le cas echeant, le texte des articles qui concernent l'objet ou la forme de la Societe. Le texte integral de ces modifications sera disponible sur demande au siege social de la Societe avant l'assemblee. Si la moitie au moins du capital n'est pas presente ou representee, une nouvelle assemblee avec le meme ordre du jour peut etre convoquee par le conseil d'administration, conformement aux lois et reglements applicables. La seconde assemblee deliberera valablement, quelle que soit la proportion du capital representee. Les resolutions, dans les deux assemblees, ne peuvent etre adoptees qu'a la majorite des deux tiers au moins des voix des actionnaires presents ou representes.

                          IV. Conseil d'Administration

         Article 9.- La societe sera administree par un conseil d'administration compose d'au moins trois membres qui ne devront pas etre actionnaires. Les administrateurs seront nommes par l'assemblee generale des actionnaires.

         Le president de l'assemblee presentera aux actionnaires les candidates pour l'election au conseil d'administration. Les actionnaires voteront sur chaque candidat individuellement.

         Chaque actionnaire aura (pour l'election de tous les administrateurs devant etre elus) droit a un nombre de votes egal au nombre d'actions qu'il detient multiplie par le nombre d'actions a elire. Chaque actionnaire pourra attribuer tous ses votes a un seul candidat ou pourra distribuer ses votes parmi le nombre de candidats a elire a un ou plusieurs candidats tel que l'actionnaire determinera.

         Les candidats qui recevront le nombre le plus eleve de votes seront elus au conseil d'administration dans la limite du nombre total d'administrateurs devant etre elus tel que determine par les actionnaires.

         Les actionnaires votant par procuration seront informes par leur procuration du nombre de sieges vacants pour lesquels les administrateurs sont proposes a l'election leur permettant de determiner le nombre de votes auxquels ils ont droit.

         Au cas ou les actionnaires ou l'assemblee decident de rajouter des postes additionnels ou de pourvoir a moins de postes que proposes, les votes qui ont ete donnes par les actionnaires votant par procuration seront augmentes ou diminues selon le cas au prorata parmis les candidats pour lesquels ils auront votes.

         Si moins du nombre des administrateurs tel que determine par la resolution proposee aux actionnaires seront elus ou en cas d'egalite de votes donnes a plusieurs candidats pour un seul siege, une ou plusieurs nouvelles rondes d'elections conformement aux principes decrits ci-dessus seront organisees tel que determine par le conseil d'administration et sous reserve de la decision finale par les actionnaires.

         La duree du mandat d'un administrateur ne pourra pas exceder 3 ans etant entendu que les administrateurs resteront en place jusqu'a ce que leurs successeurs auront ete elus. La limite d'age des administrateurs est de 70 ans. Chaque administrateur peut etre revoque a tout moment et sans motif par l'assemblee generale des actionnaires decidant a la majorite simple des actionnaires presents ou representes. En cas de vacance d'un poste d'administrateur a cause de mort, de demission ou autrement, cette vacance pourra etre remplie temporairement jusqu'a la prochaine assemblee generale des actionnaires en observant les dispositions legales applicables. Chaque administrateur est eligible et reeligible.

         Article 10.- Le conseil d'administration choisira en son sein un president, qui n'aura pas de voix preponderante, et un ou plusieurs vice-presidents. Il pourra egalement choisir un secretaire qui n'a pas besoin d'etre administrateur et qui sera en charge de la tenue des proces-verbaux des reunions du conseil d'administration. Le conseil d'administration se reunira sur la convocation du president ou d'un vice-president, au lieu indique dans l'avis de convocation.

         Le president presidera toutes les reunions du conseil d'administration. En son absence, le conseil d'administration pourra designer a la majorite des personnes presentes a cette reunion un president pour assurer la presidence pro tempore de ces reunions.

         Tout administrateur pourra se faire representer a toute reunion du conseil d'administration en designant par ecrit ou par telefax ou par e-mail avec signature digitale un autre administrateur.

         Un administrateur peut representer plusieurs de ses collegues.

         Tout administrateur peut participer a une reunion du conseil d'administration par conference telephonique ou d'autres moyens de communication similaires permettant a toutes les personnes prenant part a cette reunion de s'entendre les unes les autres. Une reunion peut egalement etre tenue uniquement sous forme de conference telephonique. La participation a une reunion par ces moyens equivaut a une presence en personne a une telle reunion.

         Le conseil d'administration peut, a l'unanimite, prendre des resolutions par voie circulaire en exprimant son approbation par ecrit, par cable, telegramme, telex, telecopieur ou tout autre moyen de communication similaire. L'ensemble constituera le proces-verbal faisant foi de la decision intervenue.

         Le conseil d'administration peut deliberer et agir valablement par le vote de la majorite des membres du conseil d'administration presents ou representes a la reunion concernee, a condition que toute reunion du conseil d'administration soit convoquee par ecrit au moins sept (7) jours a l'avance, a moins qu'un delai de convocation plus bref (jusqu'a 24 heures) ne soit impose par les besoins des affaires en cause; dans ce cas, l'urgence sera decrite dans la convocation. Les administrateurs peuvent par decision unanime donnee oralement ou par ecrit, par fax, cable, telegramme, e-mail ou telex renoncer a la convocation. Une convocation particuliere ne sera pas requise pour des reunions dont l'heure et l'endroit auront ete prealablement adoptes par resolution du conseil d'administration.

         Sauf decision contraire par accord unanime de tous les membres du conseil d'administration presents ou representes a une reunion dument convoquee, aucune action valable ne pourra etre prise sur un point qui n'apparaissait pas a l'ordre du jour compris dans la notice de convocation de la reunion.

         Le conseil d'administration analysera de facon appropriee toutes les transactions avec des parties affiliees sur une base continue et le comite d'audit analysera les situations de conflit d'interets potentiels et fera des recommandations au conseil d'administration tel qu' approprie.

         En cas de conflit d'interets d'un administrateur, il est admis que le simple fait que l'administrateur soit en meme temps administrateur d'une entreprise appartenant au meme groupe de societes que la Societe ne constitue pas un conflit d'interets, ce dernier est tenu d'informer le conseil d'administration d'un tel conflit et ne peut pas prendre part au vote, mais sera considere dans le calcul du quorum.

         Tout directeur qui dans une transaction soumise a l'approbation du conseil d'administration aura un interet oppose a celui de la societe, est tenu d'en informer le conseil et de faire inclure dans le proces-verbal de la reunion sa declaration. Il ne prendra pas part aux deliberations sur ce point. A l'assemblee generale suivante, avant que toute autre resolution ne soit votee, sera presente un rapport special concernant toutes les transactions dans lesquelles un administrateur peut avoir un interet oppose a celui de la Societe.

         Article 11.- Les proces-verbaux de toutes les reunions du conseil d'administration seront approuves par la prochaine reunion du conseil d'administration et signes par deux des administrateurs ou le president et le secretaire de la Societe, s'il y en a un. Les copies ou extraits des proces-verbaux destines a servir en justice ou ailleurs seront signes par le president, deux administrateurs ou le secretaire.

         Article 12.- Le conseil d'administration est investi des pouvoirs les plus larges pour passer tous actes d'administration et de disposition conformement aux interets de la Societe. Tous pouvoirs que la loi ou les presents statuts ne reservent pas expressement a l'assemblee generale des actionnaires sont de la competence du conseil d'administration.

         Conformement a l'article 60 de la loi modifiee du 10 aout 1915 concernant les societes commerciales, telle que modifiee, la gestion journaliere de la societe ainsi que la representation de la Societe en ce qui concerne cette gestion pourront etre deleguees a une ou plusieurs personnes qui n'ont pas besoin d'etre administrateurs.

         Le conseil d'administration peut par ailleurs creer de temps a autre un ou plusieurs comites composes d'administrateurs et d'autres personnes et auxquels il peut deleguer les pouvoirs et les roles qui lui sembleront appropries. Le conseil d'administration peut plus specialement creer un organe (le comite executif) auquel il deleguera des pouvoirs ou devoirs tels qu'il estimera approprie.

         Par ailleurs le conseil d'administration pourra creer un comite de remuneration et un comite d'audit. Chacun de ces comites operera conformement aux reglements internes qui seront determines par le conseil d'administration.

         La Societe peut egalement conferer tous mandats speciaux par procuration authentique ou sous seing prive.

         Article 13.- La Societe sera engagee par la signature collective de deux administrateurs. En ce qui concerne la gestion journaliere de la Societe, la Societe sera engagee par la seule signature de l'administrateur delegue ("Chief Executive Officer" ou "CEO") ou de toute personne a laquelle le conseil d'administration aura delegue pareils pouvoirs de signature.

                          V. Surveillance de la societe

         Article14.- Les operations de la Societe seront surveillees par un ou plusieurs commissaires aux comptes qui sont qualifies de reviseurs d'entreprises a Luxembourg et qui sont elus par l'assemblee generale des actionnaires a la majorite des votes des actions presents ou representes. Le terme de leur fonction sera la prochaine assemblee generale annuelle ou toute prorogation de cette assemblee ou jusqu'a ce que leur successeur auront ete elus (si plus tard). Le commissaire aux comptes sera reeligible.

         Tout commissaire ainsi elu pourra etre revoque avec ou sans motifs par decision de l'assemblee generale des actionnaires par majorite simple des actionnaires presents ou representes.

                           VI. Exercice social, Bilan

         Article 15.- L'exercice social commencera le premier janvier de chaque annee et se terminera le 31 decembre.

         Article 16.- Sur le benefice annuel net de la Societe il est preleve cinq pour cent (5%) pour la formation du fonds de reserve legale. Ce prelevement cessera d'etre obligatoire lorsque et tant que la reserve aura atteint dix pour cent (10%) du capital social souscrit, tel que prevu a l'article 5 ci-dessus, ou tel qu'augmente ou reduit de temps en temps, tel que prevu par ce meme article 5.

         L'assemblee generale des actionnaires determinera, sur proposition du conseil d'administration, de quelle facon il sera dispose du solde du benefice annuel net.

         Toutes les actions prendront part aux distributions de dividendes.

         Des acomptes sur dividendes pourront etre verses en conformite avec les conditions prevues par la loi. L'assemblee generale pourra autoriser le conseil d'administration a payer des dividendes dans toute autre devise que celle dans lesquels les comptes ou le bilan sont etablis et de prendre une decision finale sur le taux de conversion du dividende dans la devise dans laquelle le payement sera fait.

                                VII. Liquidation

         Article 17.- En cas de dissolution de la Societe, il sera procede a la liquidation par les soins d'un ou de plusieurs liquidateurs, qui peuvent etre des personnes physiques ou morales, nommes par l'assemblee des actionnaires decidant une telle dissolution qui determinera leurs pouvoirs et leurs remunerations.

                         VIII. Modification des statuts

         Article 18.- Les presents statuts pourront etre modifies par une resolution de l'assemblee generale des actionnaires adoptee aux conditions de quorum et de majorite prevues par l'article 67-1 de la loi du 10 aout 1915 concernant les societes commerciales, telle que modifiee.

        IX. Dispositions finales - Loi applicable - clause de juridiction

         Article 19.- Toutes les matieres qui ne sont pas regies par les presents statuts, seront regies par les lois du Grand-Duche du Luxembourg et en particulier par la loi du 10 aout 1915 concernant les societes commerciales, telle que modifiee.

         Article 20.- Les juridictions de la ville de Luxembourg ont competence exclusive pour regler les litiges qui surviendraient au sujet des presents statuts.


                        POUR COPIE CONFORME DES STATUTS,

                      COORDONNES a LA DATE DU 20 juin 2001.
                      Signe a Luxembourg, ce 25 juin 2001.

           TRUE CERTIFIED COPY OF THE UPDATED ARTICLES OF ASSOCIATION
                             as at June 20th, 2001.
             Undersigned in Luxembourg, this 25 th day of June 2001.